Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made effective as of August 1, 2005, by and between Western Gas Resources, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and Peter A. Dea, (hereinafter referred to as the “Employee”).

WITNESSETH:

A.                                   The Corporation, its subsidiaries and affiliates (the “Western Companies”), acquire, design, construct and operate natural gas gathering and processing facilities, market, store and transport natural gas, natural gas liquids and sulfur, market electrical power and explore for, develop, and produce oil and gas.

B.                                     The Corporation desires to employ Employee as its Chief Executive Officer and President, and Employee has agreed to accept such position upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Employment.  The Corporation hereby employs the Employee, and the Employee hereby accepts such employment with the Corporation, upon the terms and conditions hereinafter set forth.  The term of Employee’s employment shall commence on August 1, 2005 and continue until July 31, 2008 unless it is earlier terminated in accordance with the provisions of Section 12 hereof; provided, however, that if a Change of Control has occurred during the term, the term shall expire no earlier than twenty-four (24) months beyond the month in which such Change of Control occurred.

2.                                      Powers, Duties and Responsibilities.

a.                                       Employee shall devote his full time, attention and effort to the business of the Western Companies during the Corporation’s normal business hours and during such other times as are reasonably necessary for the proper performance of his responsibilities hereunder, provided that Employee may serve as an outside director for one other public company, and as a committee member, director, or trustee of selected nonprofit organizations, as long as such activities  do not interfere with the performance of his duties under this Agreement

b.                                      Employee’s primary duties shall be to act as Chief Executive Officer and President and shall perform the duties customarily and reasonably associated with such position as assigned to him from time to time by the Board of Directors of the Corporation.

c.                                       The Employee shall perform his duties at the Corporation’s headquarters in Denver, Colorado.

3.                                      Compensation and Bonus.

a.                                       For all of the services rendered by Employee pursuant to this Agreement, the Corporation shall pay the Employee an annual base salary of not less than $547,668 (hereinafter referred to as (“Compensation”), payable in accordance with the Corporation’s normal pay practices during the term of Employee’s employment.  In no event shall Employee’s current annual base salary be decreased, but it may from time to time be increased at the discretion of Corporation during the term of this Agreement.  The Compensation shall be paid on a calendar-year basis and shall be pro rated for any partial year.

b.                                      In addition to the Employee’s Compensation, the Corporation shall pay to the Employee a bonus (the “Incentive Bonus”) for each calendar year during the term of his employment in accordance with the Corporation’s annual incentive compensation plan established for executive officers, as amended.

4.                                      Officer/Director Insurance Coverage—Costs of Defense. The Corporation shall provide to Employee officer/director liability insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of the Western Companies, in the same manner and of the same kind as such insurance is provided to the other officers and directors of the Corporation.

5.                                      Cooperation With Respect to Investigations, Claims or Litigation.  During the term of Employee’s employment and at all times thereafter, should a Western Company become involved in any investigation, claim, or litigation relating to or arising out of Employee’s past, present, or future duties with a Western Company or with respect to any matters of which the Employee has knowledge, Employee agrees to fully, and in good faith, cooperate with the Corporation with respect to such investigation, claim, or litigation.  The Corporation shall reimburse Employee for his reasonable out-of-pocket expenses incurred to provide such cooperation.

6.                                      Indemnification Agreement.  Exhibit ”A,” attached hereto and incorporated herein by reference, is an Indemnification Agreement by and between the Corporation and the Employee.  The Corporation and the Employee each agree to execute and deliver such Indemnification Agreement concurrently with the execution and delivery of this Agreement.  To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.

7.                                      Employee Benefits.  During the term of employment, Employee shall be eligible to participate in all of the employee benefit plans maintained by the Corporation, including, but not limited to, the executive health plan (“Execu-Care”), 401(k) plan, retirement plan and the long-term incentive plan maintained by the Corporation, in accordance with the provisions of such plans, as such plans may be changed from time to time.  Employee shall receive a maximum of six (6) weeks of paid personal time off (“PTO”) per calendar year to be used in accordance with the terms of the Corporation’s PTO policies, in lieu of all sick leave, vacation time and other similar programs of any kind or nature permitting an employee to be absent from work that are maintained by the Corporation for its executive officers, to be taken at such time and manner as to not unreasonably interfere with the performance of his duties.

Notwithstanding anything to the contrary in any existing Stock Option Agreement or similar agreement between the Corporation and Employee, all stock options that (i) were previously issued to Employee by the Corporation, (ii) were not vested on December 31, 2004, and (iii) were originally issued to Employee for an exercise price less than the fair market value of the Corporation’s stock on the date of issuance shall expire no later than two and one-half (2½) months following the year in which they first become vested.  This provision is intended to cause such options not to constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and Internal Revenue Notice 2005-1 and shall be interpreted accordingly.

8.                                      Confidential Information. Employee acknowledges that pursuant to the employment hereunder, Employee occupies a position of trust and confidence. Accordingly, in order to facilitate the performance of this Agreement and the activities contemplated by this Agreement, the Western Companies may disclose to Employee or Employee may develop or obtain certain proprietary or confidential information (“Confidential Information”) of the Western Companies. Subject to the last sentence of this section, during the term of Employee’s employment and after the termination of Employee’s employment, Employee hereby agrees not to use or to disclose to any person, other than in the discharge of his duties under this Agreement, any “Confidential Information” of the Western Companies, including, but not limited to, any information concerning the business operations, business strategies, or internal structure of the Western Companies, the customers or clients of the Western Companies, any acquisition strategies of the Western Companies, the gas and other products, marketing or transportation strategies of the Western Companies, the terms of any gas gathering, processing, marketing, or transportation contracts entered into by the Western Companies, past, present or future research done by the Western Companies respecting the business or operations of the Western Companies, or customers or clients or potential customers or clients of the Western Companies, personnel data of the Western Companies, product or process knowledge, the Employee’s work performed for, or relating to or for, any customer or client of any Western Company or the gas or other product pricing for any customer or client of any Western Company, any method or procedure relating or pertaining to projects developed by any Western Company or contemplated by any Western Company to be developed, or any gas gathering, processing, drilling, marketing, or transportation project that any Western Company is developing, or any plans or strategy related to the foregoing. Information shall not be deemed to be Confidential Information for purposes of this Agreement that: (i) is or hereafter becomes publicly known through no act or omission of the Employee; (ii) is received by Employee without restriction on disclosure from a third party who disclosed the information without violating any restriction on confidentiality or disclosure; or (iii) is independently developed after the termination of Employee’s employment with the Corporation by Employee without reference to the Confidential Information and without violation of any confidentiality restriction.  The restrictions in this paragraph shall not apply commencing two years after Employee’s termination of employment if there has occurred a Change of Control as defined in Section 15(a)(4).

If the Employee violates this agreement of confidentiality, the Corporation shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both. The Employee acknowledges that all such Confidential Information constitutes confidential and/or proprietary information of the Western Companies and agrees that such Confidential Information shall be kept confidential, such Confidential Information shall be used solely for the purpose of performing the obligations hereunder or activities contemplated by this Agreement, and that he shall not otherwise disclose or make use of such Confidential Information except in response to a court order.

9.                                      Non-Solicitation. During Employee’s employment hereunder and for a period of one (1) year thereafter, Employee shall not engage in any of the following: (a) hire, offer to hire (or participate in the hiring or offer to hire of) any officer or employee of any Western Company; or (b) directly solicit any current customer of the Corporation at any time during Employee’s term of employment with the Corporation; provided, however, the one (1) year period shall be reduced to six (6) months if Employee is terminated by the Corporation without Cause or Employee terminates his employment for Good Reason after a Change of Control, as defined in Section 15(a)(4). This provision, however, shall not be construed to require the Employee to violate any law forbidding anti-competitive practices or any law regarding anti-trust.

In addition, nothing contained herein shall prevent Employee from hiring any officer or employee of any Western Company as a result of a general solicitation in a publicly-available publication, including the internet. In the event Employee violates this non-solicitation provision, any Western Company shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both.

10.                               Ownership of Documents.  All information, drawings, documents and materials, whether in writing, on computer disks, computer hard drive, on magnetic tape or otherwise, prepared by the Employee in connection with his employment, or which Employee obtains in the course of or as result of his employment by the Corporation shall be the sole and exclusive property of the Corporation and will be delivered to the Corporation by the Employee on the earlier of a demand by the Corporation or promptly after termination of his employment hereunder, together with all written, computer, magnetic tape or other evidence of the information, drawings, documents and materials, if any, furnished by any Western Company to the Employee in connection with the Employee’s employment.

11.                               Agreement Not To Compete.  The parties hereto recognize that the Employee is retained by the Corporation as part of a professional, management and executive staff of the Corporation whose duties include the formulation and execution of management policy. Therefore, the Employee hereby agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of employment, he shall not act or engage in material competition with the activities of or plans of any Western Company as they exist up to the time of the Employee’s termination of employment; provided, however, material competition by the Employee shall mean that the Employee is involved in any business or investment activity in any capacity, including, but not limited to, an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner or otherwise, which activity directly competes with or has a material adverse economic effect on any of the material business activities or business plans of any Western Company. Material competition shall not include any activity involving the gathering and processing business that is not within twenty-five (25) miles of one of the Western Companies’ existing or planned gathering, processing or generation facilities; an activity involving the storage or hub business for natural gas or natural gas liquids that is not within one hundred (100) miles of an existing or planned storage facility of any Western Company, and/or an activity involving the purchase of oil or gas leases, the farming in of such leases or any similar arrangement, that is not within five (5) miles of the boundaries of an existing oil or gas lease of any Western Company, or not within five (5) miles from, or the boundaries of, an oil, gas, or mineral lease, or fee property (collectively “Property”), the acquisition of which the Corporation has already Commenced prior to the date of Employee’s termination.  For purposes of this section, Commenced shall mean the expenditure of funds for  the acquisition of Property, the negotiation for Property, or the authorization by an officer of the Corporation for the expenditure of money for the acquisition of Property. In the event the Employee violates this agreement not to compete, the Corporation shall, in addition to any other remedies provided by law, be permitted to pursue an action for injunctive relief (preliminary or permanent), monetary damages, or both.  Provided, however, the one (1) year period shall be reduced to six months (6) if Employee is terminated by the Corporation without Cause or Employee terminates his employment for Good Reason after a Change of Control, as defined in Section 15(a)(4).

12.                               Termination of Employment.  Employee’s employment pursuant to this Agreement shall terminate upon the first to occur of the following events:

a.                                       The Employee’s death.

b.                                      The Employee’s disability, as that term is defined pursuant to the Corporation’s disability insurance plan covering its officers.

c.                                       The Employee’s written election to terminate employment, to be effective ninety (90) days thereafter unless an earlier effective date is specified by the Corporation, with or without Good Reason.

d.                                      The Corporation’s written election to terminate Employee’s employment without “Cause.”

e.                                       The Corporation’s written election to terminate the Employee’s employment for “Cause.”

Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Employee has been convicted of a felony involving moral turpitude, or if the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Employee (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Corporation (other than a failure resulting from the Employee’s incapacity due to physical or mental illness or from the Employee’s assignment of duties that would constitute “Good Reason,” as hereinafter defined), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform, or (b) intentionally engaged in conduct that is demonstrably and materially injurious to the Corporation; provided, however, that no termination of the Employee’s employment shall be for Cause until (x) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in this section and specifying the particulars thereof in detail, and (y) the Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Employee’s counsel if the Employee so desires). Nothing contained herein excuses the Employee’s failure to perform his job duties during the notice period.  The suspension of Employee’s employment and duties during the notice and hearing period described above shall not constitute Good Reason.  Neither an act nor a failure to act on the Employee’s part shall be considered “intentional” unless the Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Employee’s action or failure to act was in the best interest of the Corporation.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee if Employee has terminated for Good Reason shall constitute Cause for purposes of this Agreement.

“Good Reason” shall mean any of the following events that have not been cured by the Corporation within thirty (30) days of the Corporation’s receiving notice thereof from Employee:  (i) any material breach by the Corporation of its obligations under this Agreement, including the failure of the Corporation to pay Employee the Compensation or bonus, if any, or to provide the benefits, if any, in accordance with this Agreement; (ii) any material diminishment in Employee’s status, title, duties, functions, responsibilities or authority or a change that requires Employee to report to someone other than the Board, or a material reduction of base salary or benefits; or (iii) the Corporation’s requiring Employee to be based anywhere other than within twenty-five (25) miles of Employee’s current principal place of employment except for required travel on the business of the Corporation, or, in the event Employee consents to such relocation, the failure of the Corporation to pay or reimburse Employee for the reasonable costs incurred by Employee in connection with such relocation.

13.                               Compensation Upon Termination of Employment; No Stacking of Benefits.  In the event Employee’s employment is terminated pursuant to Section 12 prior to July 31, 2008 (or the extended term as provided in section 1), Employee will receive no compensation, other amounts or benefits from the Corporation except those amounts paid by the Corporation under Sections 14, 15, 16, or 17.  There shall be no stacking of any benefits paid pursuant to this Agreement.  For example, as an illustration only, if Employee receives compensation under Section 15(a)(2), he is not entitled to receive any compensation under Section 15(a)(1) or any other compensation relating to the balance of the term of this Agreement.  If the Employee’s employment terminates upon expiration of the term set forth in Section 1, Employee shall receive no compensation, other amounts, or benefits from the Corporation; provided, however, if the Corporation gives Employee written notice of its election to enforce the agreement not to compete in Section 11 hereof within thirty (30) days of such termination of employment, then Employee shall be entitled to severance pay in an amount equal to the sum of his most recent Compensation and fifty percent (50%) of his Incentive Bonus for the calendar year preceding such termination of employment.  Such severance pay will be paid to Employee in a lump sum within sixty (60) days following such termination of employment.

14.                               Employee’s Rights and Obligations Upon Death or Disability.  If the Employee’s employment is terminated pursuant to Section 12(a) or (b) as a result of death or disability, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

a.                                       Employee’s Right to Compensation and Benefits.  Employee shall be entitled to the pro-rata share of Compensation and employee benefits, if any, that have been earned but not paid through the date of Employee’s death or disability.  Employee shall be entitled only to such Incentive Bonus, if any, that has been previously authorized by the Board, pro rated for the calendar year for which the bonus has been authorized, through the date of Employee’s death or disability.  For purposes of this Agreement, an Incentive Bonus shall be deemed to be authorized on the date that the Board fixes the criteria to be met in order for the Employee to earn his bonus.  All payments to which Employee is entitled pursuant to this Section 14(a) shall be paid within sixty (60) days following the date of the Employee’s termination ..

b.                                      Employee’s Obligations.  Notwithstanding such termination of employment, if the Employee is terminated as a result of disability, Employee shall remain bound by the provisions of Sections 5, 8, 9, 10 and 11 hereof.

15.                               Employee’s Rights and Obligations Upon Termination of Employment By the Corporation Without Cause or By Employee for Good Reason.  If Employee’s employment is terminated by the Corporation without Cause pursuant to Section 12(d) herein or is terminated by the Employee for Good Reason pursuant to Section 12(c), then Employee shall be entitled to the following in full satisfaction of his rights under this Agreement or at law:

a.                                       Severance Pay.

(1)                                  Employee shall be entitled to severance pay in an amount equal to his most recent Compensation, plus his Incentive Bonus for the calendar year preceding such termination of employment.  Such severance pay will be payable in a lump sum within sixty (60) days following such termination of employment.

(2)                                  Notwithstanding anything else contained herein, in the event Employee’s employment is terminated without Cause or with Good Reason within one (1) year after a Change of Control of the Corporation (as hereinafter defined), then the Employee shall be entitled to severance pay equal to the sum of three (3) times his most recent Compensation and three (3) times his Incentive Bonus for the calendar year preceding such termination of employment, reduced by any Compensation, Incentive Bonus or severance pay paid or earned but not yet paid to the Employee after the date the Change of Control of the Corporation occurred and before the date of termination of employment.  Severance pay pursuant to this section shall be paid to the Employee in a lump sum within sixty (60) days following termination without Cause or with Good Reason following a Change of Control of the Corporation.

(3)                                  Notwithstanding anything else contained herein, in the event Employee’s employment is terminated without Cause or with Good Reason within sixty (60) days prior to the release of a press release regarding a Change of Control of the Corporation, then the Employee shall be entitled to severance pay equal to three (3) times his Compensation and three (3) times his Incentive Bonus for the preceding twelve (12) month period, reduced by any

Compensation, Incentive Bonus or severance pay paid or payable to the Employee after the date of termination and before the date the Change of Control of the Corporation occurred.  Severance pay pursuant to this section shall be payable to the Employee within sixty (60) days following such termination of employment, but before the date of the Change of Control of the Corporation.

(4)                                  For purposes of this Agreement, “Change of Control” shall mean (a) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (b) any person or entity acquires, directly or indirectly, securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing thirty-five percent (35%) or more of the combined voting power of the Corporation’s then outstanding securities, excluding any person who acquires such ownership in connection with a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation immediately following which the individuals who comprise the Board of Directors of the Corporation immediately prior thereto constitute at least a majority of the Board of Directors of (i) any parent of the Corporation or the entity surviving such merger or consolidation, or (ii) if there is no such parent, of the Corporation or such surviving entity; (c) a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation other than a merger or consolidation immediately following which the Board of Directors of the Corporation prior thereto constitute a majority of the Board of Directors of the Corporation, the entity surviving such merger or consolidation or parent thereof; (d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a sale of all or substantially all of the Corporation’s assets other than a sale of all or substantially all of the Corporation’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors of the entity to which such assets are sold or disposed or any parent thereof.  Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(5)                                  In the event of a Change of Control, which is not followed by a termination of the Employee without Cause or with Good Reason, Employee shall continue to serve the Corporation by the performance of the job and duties described in Section 2 hereof, and the Employee shall be employed in the Corporation’s offices in Denver, Colorado with no change in responsibilities or duties.

b.                                      Employee’s Right to Compensation and Benefits.  Employee shall be entitled to the pro rata share of Compensation and employee benefits, if any, that have been earned but not paid through the date of termination of employment.  Employee shall only be entitled to such  additional bonus, if any, that has been previously authorized by the Board, pro rated for the calendar year for which the bonus has been authorized, through the date of Employee’s termination of employment.  For purposes of this Agreement, a bonus shall be deemed to be authorized on the date that the Board fixes the criteria to be met in order for the Employee to earn his bonus.  All payments to which Employee is entitled pursuant to this Section 15(b) shall be paid in a lump sum within sixty (60) days of Employee’s termination.

c.                                       Employee’s Obligations.  Notwithstanding such termination of employment, Employee shall remain bound by the provisions of Sections 5, 8, 9, 10 and 11 hereof.

d.                                      Stock Options.  Employee’s nonvested stock options and restricted stock shall become one hundred percent (100%) vested upon a termination of employment by the Corporation without Cause or by Employee with Good Reason. Employee shall have in all events sixty (60) days in which to exercise his options in the event of his termination unless he is terminated for Cause by the Corporation or unless Employee terminates this Agreement without Good Reason.

e.                                       Golden Parachute Payments.   In the event that there is a Determination (as defined below) that Employee is subject to any excise tax pursuant to Section 4999 of the Code or otherwise by reason of (a) any payment or distribution by the Corporation or its affiliated companies to or for the benefit of Employee, (b) the vesting of any stock options or restricted stock awarded to or for the benefit of Employee by the Corporation or any of its affiliated companies, (c) any other fact or circumstance arising in connection with this Agreement or Employee’s employment with the Corporation (such excise tax, together with any interest or penalties imposed with respect thereto, are hereinafter collectively referred to as the “Excise Tax”), the Corporation shall make a payment to Employee (the “Grossed-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes and excise taxes, imposed upon the Grossed-Up Payment, the Employee shall retain an amount of the Grossed-Up Payment equal to the Excise Tax.  The Corporation shall engage at its expense an outside accounting firm to determine whether Employee is subject to an Excise Tax, the amount of such Excise Tax, and the amount of any Grossed-Up Payment due to Employee pursuant to this section, as well as the underlying assumptions used to make these determinations (the “Determination”).  This Determination shall be made within ten (10) business days of the receipt of notice from Employee or the Corporation that there may have been an event giving rise to a liability for Excise Tax, and the Corporation shall pay the Employee the Grossed-Up Payment within five (5) days of the receipt of the Determination.  If any of the assumptions used in making the Determination subsequently proves to be incorrect, inaccurate, or otherwise in error, and if by reason thereof Employee is obligated to pay more in taxes, interest and penalties, than was assumed in the Determination, Employee shall notify the Corporation of such fact, and the Corporation shall request the outside accounting firm to recompute the amount of the Grossed-Up Payment due to Employee using the correct facts (the “Revised Determination”).

This Revised Determination shall be made within ten (10) business days of the receipt of the notice from Employee, and the Corporation shall pay the Employee the difference between the Grossed-Up Payment as computed under the Revised Determination and the Grossed-Up Payment as computed under the original Determination within five (5) days of the receipt of the Revised Determination, with the result that Employee is held harmless on an after-tax basis for any excise or income tax (including resulting interest and penalties).  The Grossed-Up Payment shall be made within sixty (60) days of termination.

16.                               Employee’s Rights and Obligations Upon Termination of Employment by the Corporation With Cause.  If Employee’s employment is terminated by the Corporation with Cause pursuant to Section 12(e) herein, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law.

a.                                       Severance Pay.  Employee shall not be entitled to any severance pay.

b.                                      Employee’s Rights to Compensation and Benefits.  Employee shall be entitled only to the pro rata share of Compensation and Employee Benefits, if any, earned but not paid through the date of termination of employment.  Employee shall only be entitled to such  additional bonus, if any, that has been previously authorized by the Board, pro rated for the calendar year for which the bonus has been authorized, through the date of Employee’s termination of employment.  For purposes of this Agreement, a bonus shall be deemed to be authorized on the date that the Board fixes the criteria to be met in order for the Employee to earn his bonus.   All payments to which Employee is entitled pursuant to this Section 16(b) shall be paid within sixty (60) days following Employee’s termination.

c.                                       Employee’s Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of Sections 5, 8, 9, 10 and 11 hereof.

17.                               Employee’s Rights and Obligations Upon Termination of Employment By Employee.  If Employee’s employment is terminated by the Employee pursuant to Section 12(c) herein without Good Reason, then the Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

a.                                       Severance Pay.  Employee shall be entitled to no severance pay.

b.                                      Employee’s Rights to Compensation and Benefits.  Employee shall be entitled to the pro rata share of Compensation and Employee Benefits, if any, that have been earned but not paid through the effective date of such termination of employment. Employee shall be entitled only to such additional bonus, if any, that has been previously authorized by the Board, pro rated for the calendar year for which the bonus has been authorized, through the date of Employee’s termination of employment.  For purposes of this Agreement, a bonus shall be deemed to be authorized on the date that the Board fixes the criteria to be met in order for the Employee to earn his bonus.  All payments to which Employee is entitled pursuant to this Section 17(b) shall be paid within sixty (60) days following Employee’s termination.

c.                                       Employee’s Obligations.  Notwithstanding such termination of employment, Employee shall remain bound by the provisions of Sections 5, 8, 9, and 10 hereof.  In addition, the provisions of Section 11 shall apply only if the Corporation has made the election described in Section 13.

18.                               Directorship.  Upon the effective date of this Agreement, Employee shall be elected as a member of the Board and shall serve in such capacity during the term of his employment with the Corporation and shall be entitled to all benefits provided to the members of the Board.  Upon Employee’s termination of employment, for any reason, Employee agrees to resign immediately from his position as a member of the Board.

19.                               Benefit.  This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, but not limited to (i) any corporation that may acquire all or substantially all of the Corporation’s assets and business, (ii) any corporation with or into which the Corporation may be consolidated or merged, or (iii) any corporation that is the successor corporation in a share exchange and the Employee, his heirs, guardians and personal and legal representatives.

20.                               Notices.  All notices and communications hereunder shall be in writing and shall be deemed delivered when deposited with a national courier, or in express mail with the U.S. Postal Service, for delivery no more than two (2) business days after such deposit, and, if intended for the Corporation, shall be addressed to it to the attention of its Chairman of the Board and its General Counsel at:

Western Gas Resources, Inc.

1200 Denver Place Plaza Tower

1099 18th Street

Denver, Colorado 80202-1955

or at such other address that the Corporation shall have given notice to the Employee in the manner herein provided, and if intended for the Employee, shall be addressed to him at his last known residence, or at such other address at which the Employee shall have given notice to the Corporation in the manner provided herein:

Employee:  Peter A. Dea

Address:  28006 Meadowlark Drive

Golden, CO 80401

21.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

22.                               Severability.  In the event one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, or any other application or modification thereof, shall not in any way be affected or impaired.  The parties further agree that any such invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad or unenforceable, such court is hereby empowered and authorized to limit such provision or restriction so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope.

23.                               Miscellaneous.

a.                                       Counterparts.  This Agreement may be executed in more than one copy, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

b.                                      Assignment.  This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of such party’s rights or obligations hereunder without first obtaining the written consent of the other party.

c.                                       Headings.  All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

d.                                      Gender, Plurals and Pronouns.  Throughout this Agreement, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa, wherever the context and facts require such construction.

e.                                       Binding Arbitration, Attorneys’ Fees and Expenses.  If any dispute arises between the parties to this Agreement with respect to any amounts due hereunder to any one of the parties (but not as to whether the Corporation is obligated to provide legal representation to the Employee pursuant to Section 4 hereof), then both parties shall submit the dispute to binding arbitration.  Both parties agree to be bound by the decision of such arbitration.  The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the term of this Agreement.  In the event of any binding arbitration between the parties, or any litigation to enforce any provision of this Agreement or any right of either party, the unsuccessful party to such arbitration or litigation shall pay the successful party all costs and expenses, including reasonable attorneys’ fees, incurred.

f.                                         Waiver of Breach.  The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

g.                                      Entire Agreement.  Except for the Indemnification Agreement and the Stock Option Plans, this Agreement contains all agreements, understandings, and arrangements between the parties hereto and no other exists.  Except for the Indemnification Agreement and the Stock Option Plans, all previous agreements, understandings, and arrangements between the parties relating to employment are terminated by this Agreement.  This Agreement may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom such amendment, waiver, change, modification, extension or rescission is sought.

h.                                      Compliance with Code Section 409A.  The compensation provisions of this Agreement are intended to comply with the requirements of Code Section 409A and shall be interpreted accordingly.  In addition, if any guidance, including notices, rulings, regulations, and the like, are issued by the Internal Revenue Service that require a modification to this Agreement to avoid acceleration of income under Code Section 409A, then, if requested by Employee, the Corporation and Employee shall make such modification so long as the business and economic terms of this Agreement are not materially altered.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

CORPORATION:

WESTERN GAS RESOURCES, INC.

By	/s/ James Senty
James Senty, authorized on behalf of the Board of Directors

EMPLOYEE:

/s/ Peter A. Dea

Peter A. Dea